EXHIBIT 11.0

                            DIGITAL BIOMETRICS, INC.
                   STATEMENT RE: COMPUTATION OF LOSS PER SHARE

The per share computations are based on the weighted average number of common shares outstanding during the periods.

                                                    Three Months Ended
                                                       December 31,
                                              ----------------------------
                                                  1995             1994
                                              -----------      -----------

Shares outstanding at beginning of period       7,833,633        7,787,959

Shares issued under retirement plan                16,831            8,814

Exercise of warrants                              157,500             --

Shares issued from debenture conversion           213,481             --

                                              -----------      -----------
Shares outstanding at end of period             8,221,445        7,794,273
                                              ===========      ===========

Weighted average shares outstanding (A)         7,891,840        7,785,555
                                              ===========      ===========


Net loss                                      $(3,113,334)     $  (348,567)
                                              ===========      ===========

Loss per common share                         $     (0.39)     $     (0.04)
                                              ===========      ===========


(A) Stock options and other common share equivalents are not included in the calculation of the net loss per common share for the three months ended December 31, 1995 and 1994 as their effect is antidilutive.